EXHIBIT 5.1

POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
191 PEACHTREE STREET, N.E., 16TH FLOOR
ATLANTA, GEORGIA 30303
(404) 572-6600

December 14, 2001

NetBank, Inc.
11475 Great Oaks Way, Suite 100
Alpharetta, Georgia 30022

Ladies and Gentlemen:

    This opinion is given in connection with the filing by NetBank, Inc., a Georgia corporation ("NetBank"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement") with respect to the shares of the $0.01 par value common stock of NetBank ("NetBank Common Stock") to be issued in connection with the merger (the "Merger") to be effected pursuant to an Agreement and Plan of Merger dated as of November 18, 2001 (the "Agreement") among NetBank, Palmetto Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of NetBank and Resource Bancshares Mortgage Group, Inc., a Delaware corporation ("RBMG"). In the Merger, each outstanding share of $0.01 par value common stock of RBMG ("RBMG Common Stock") will be converted into and exchanged for the right to receive 1.1382 shares of NetBank Common Stock.

    In rendering this opinion, we have examined such corporate records and documents, including the Agreement, as we have deemed relevant and necessary as the basis for the opinion set forth herein.

    Based upon the foregoing, it is our opinion that the shares of NetBank Common Stock, when issued to the holders of RBMG Common Stock on the terms and upon the fulfillment of the conditions set forth in the Agreement, will be validly issued, fully paid and non-assessable under the Georgia Business Corporation Code.

    We hereby consent to the use of this opinion and to the reference made to our Firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus constituting part of the Registration Statement.

Very truly yours,
/s/ POWELL, GOLDSTEIN, FRAZER & MURPHY